Exhibit 10.5

Pam Marrone	June 29, 2006

Dear Pam:

I am pleased to offer you the position of President/CEO with Marrone Organic Innovations, Inc. (the “Company”). You will also be a member of the company’s Board of Directors. Your start date is June 29, 2006.

You will initially receive a salary of $150,000.00 on an annualized basis. This salary will be payable once the Company closes its Seed financing round (or closes at least $500,000 of bridge loan financing) or four months after the date of this letter, whichever is later and will be effective until the Company closes its Series A financing round. Upon closing of Series A financing, your salary will increase to $170,000.00 per annum. You are also eligible for a bonus based on Company performance, if approved by the Board of Directors.

The Company will defer your salary until the earlier of October 31, 2006, or the date that it secures Seed financing, whichever is later. The deferred salary amount shall be payable at the earlier of March 31, 2007 or the closing of a Series A financing, without any accrual for interest.

In consideration of your agreement to defer salary, the Company will make a restricted stock grant of 305,761 shares at the founder’s price of $0.025 per share (total value $7,644.03), issuable after you have provided two week’s services to the Company. Such restricted stock will be subject to repurchase by the Company at the original $0.025 per share price for a period of four years from June 29, 2006, with the repurchase rights elapsing based on your continued employment by the Company, 25% on June 29, 2007, and pro rata each month in the remaining three years. The restricted stock will represent wage income paid to you during 2006, and you would be subject to taxes on that amount even though you are not paid in cash. Such repurchase rights shall lapse upon a change in control of the Company, and shall also lapse in the event of your termination of employment other than for cause.

Upon closing of Series A financing, should the above mentioned restricted stock grant represent less than 5% of the fully dilutes shares of the Company, you will be granted one or more options to bring your ownership percentage back up to 5% of the Company.

You have also purchased shares in the founders round relating to the formation of the Company, and those shares are subject to a one year repurchase by the Company at the original $0.025 per share price for a period of one year from June 29, 2006.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. We prefer that due to the stature of your position, that if you resigned you provided four weeks notice. Similarly, the Company is free to conclude its employment

215 Madson Place, Suites B/C        —        Davis, CA 95618        —        530-750-2800

relationship with you at any time, with or without cause. However, in the event that your employment is actually or constructively terminated by the Company without cause (whether or not occurring in connection with a change of control of the Company) the Company will continue to pay for Salary, Life, Medical, Dental and Disability coverage for a period of twelve (12) months post termination.

You will be eligible for the Company’s benefits programs at such time as they are established on the same terms as other executives of the Company, which are expected to include:

•	Medical and Dental Insurance for you.

•

Cafeteria Plan (Section 125 Plan) which gives you the ability to set aside a portion of your paycheck on a pre-tax basis for dependent premiums as well as set up a flexible spending account for child care and unreimbursed medical expenses.

•	Transportation Incentive Program (Section 132 Plan). Gives you the ability to set aside a portion of your paycheck on a pre-tax basis to bay for transportation expenses to work.

•	Long-term disability insurance for you. $50,000.00 in Life Insurance for you with the option to increase the amount for you and dependents.

•	401(k) Plan participation.

You will be entitled to four weeks of vacation per year to start.

All the benefit programs and plans are offered solely at the discretion of the Company and may be added to, deleted from, or modified at any time and for any reason. In addition to a timely response, this offer is contingent upon successfully passing a background check, which may include work references, criminal, and education credential checks. For purposes of federal immigration laws, you are required to provide to the Company documentary evidence of your identity and eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our contingent employment relationship with you will be terminated.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Richard Dorf. A duplicate original is enclosed for your records. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you.

I look forward to building MOI together with you.

Sincerely,

/s/ Richard C. Dorf
Richard C. Dorf
Chairman, Board of Directors

I, Pam Marrone, accept the terms of this agreement.

Signature:	/s/ Pam Marrone

Date Signed: June 29, 2006